Exhibit 4.59

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into as of August 17, 2016 by and between Aegean Marine Petroleum Network Inc., a Marshall Islands corporation (the "Buyer" or "AMPNI"), Dimitris Melisanidis ("DM") and Leskira Holdings Co. Limited, a Cypriot corporation controlled by DM ("Leskira").  DM and Leskira are sometimes referred to in this Agreement each as a "Seller" and collectively as the "Sellers". The Sellers and the Buyer are sometimes referred to in this Agreement as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, DM is the sole beneficial owner of an aggregate of 11,303,031 common shares, par value $0.01 per share, of AMPNI (the "AMPNI Shares"), of which he owns 1,215,000 common shares directly in his individual capacity and 10,088,031 common shares indirectly through Leskira;

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the AMPNI Shares; and

WHEREAS, the Parties intend that this shall be an en-bloc transaction and the sale and transfer of the AMPNI Shares by each of the Sellers to AMPNI will take place simultaneously.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

ARTICLE 1

STOCK PURCHASE AND CLOSING

1.1          Stock Purchase. At the Closing (as defined below), subject to the terms and conditions herein contained, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire, the AMPNI Shares, together with all rights and interests associated therewith.

1.2          Purchase Price. As consideration for the purchase of the AMPNI Shares at the Closing, the Buyer shall pay to the Sellers an aggregate purchase price (the "Purchase Price") of $99,579,703.11, or $8.81 per share, payable by wire transfer or by delivery of other immediately available funds to an account designated by the Sellers in writing.

1.3          Closing. The consummation of the purchase and sale of the AMPNI Shares (the "Closing") shall take place at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York NY 10004, on the date hereof or on such later date as may be mutually agreed upon by the Sellers and the Buyer, but in no event later than September 15, 2016 (the "Closing Date").

1.4          Deliveries. At the Closing, to make the applicable transfer referred to in Section 1.1 and the delivery of the applicable consideration described in Section 1.2, the Sellers and the Buyer shall deliver the following:

1.4.1          The Sellers shall deliver to the Buyer the AMPNI Shares free and clear of any and all charges, claims, conditions, encumbrances, equitable interests, liens, mortgages, options, pledges, rights of refusal, security interests or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, in each case of any nature whatsoever (collectively, "Liens"), except for any restrictions on the resale of the AMPNI Shares under the Securities Act of 1933, as amended (the "Securities Act") or under applicable state securities laws ("Permitted Liens"), together with stock powers duly executed in blank, proper form for transfer, together with any necessary assignment documents in form and substance as reasonably requested by the Buyer.

1.4.2          The Buyer shall pay the Purchase Price to the Sellers as provided in Section 1.2.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers jointly and severally represent and warrant to the Buyer that the statements in the following sections of this Article 2 are true and correct as of the date of this Agreement and as of the Closing Date:

2.1          Organization, Good Standing. Leskira is duly organized, validly existing and in good standing under the laws of Cyprus and has all requisite power and authority to carry on its business and to own, lease, operate and hold its properties and assets.

2.2          Authority. Each of the Sellers has the full legal right and requisite power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein.

2.3          No Conflicts. The execution, delivery and performance by each of the Sellers of this Agreement will not (a) violate any provision of Leskira's governing documents, (b) require any authorization, consent, approval, license, exemption of or filing or registration with any national, federal, regional, state, multi-state, municipal or other governmental authority of any nature, including any court, subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or taxing authority (any such governmental authority or body, a "Governmental Body"), by the Sellers, except for filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder

("Exchange Act"), which Sellers will make as required under the Exchange Act following the execution of this Agreement, or (c) cause the Sellers to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Sellers.

2.4          Binding Obligation. This Agreement has been duly authorized, executed and delivered by each of the Sellers and constitutes a valid and binding agreement of each of the Sellers, enforceable against each such Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

2.5          Ownership of Common Stock. Each Seller is the sole legal and record owner and holder of, and has good, valid and marketable title to and the right to transfer, the number of AMPNI Shares owned by such Seller and to be sold pursuant to this Agreement, as set forth on Schedule 1 hereto, free and clear of any Liens (other than Permitted Liens).  DM is the sole ultimate beneficial owner of the AMPNI Shares.  Upon the consummation of the transactions contemplated herein, the Buyer will be the sole legal, beneficial and record owner and holder of, and will have good and valid title to the AMPNI Shares, free and clear of all Liens (other than Permitted Liens).  The Sellers are not subject to any agreement, contract, voting trust, understanding, option, warrant or other right (including conversion, exchange or preemptive rights or rights of first refusal) with respect to the AMPNI Shares.

2.6          No Litigation. There is no suit, action, investigation, inquiry or other proceeding pending or, to its knowledge, threatened against any of the Sellers that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

2.7          Affiliate Status; Restricted Securities; No Solicitation.  Each Seller is an "affiliate" of the Company, and the AMPNI Shares are "restricted securities," as such terms are defined in Rule 144 under the Securities Act. In connection with the offer and sale of the AMPNI Shares, neither the Sellers, any affiliate of the Sellers nor any person acting on the Sellers' or such affiliates' behalf has engaged in any form of general solicitation or general advertising.

2.8          Adequate Information.  Each Seller (a) is a sophisticated person with respect to the sale of the AMPNI Shares, (b) has adequate information concerning the business and financial condition, prospects and plans of the Company to make an informed decision regarding the sale of the AMPNI Shares, and (c) has independently and without reliance upon the Buyer, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sellers acknowledge that the Buyer has not given the Sellers any investment advice or opinion on whether the sale of the AMPNI Shares is prudent or suitable and the Sellers are not relying on any representation or warranty by the Buyer except as expressly set forth in this Agreement.  Each Seller acknowledges, by reason of its affiliate status and business and financial experience, that it is capable of evaluating the merits and risks of the sale of the AMPNI Shares and of protecting its own interests in connection with sale of the AMPNI Shares.

2.9          Exemption from Registration. The AMPNI Shares are being offered and sold pursuant to an exemption from the registration requirements of the Securities Act.

2.10          No Brokers or Finders. No broker or finder has been engaged by the Sellers in connection with the transactions contemplated in this Agreement, and no commission, finder's fees or other similar compensation or remuneration is payable to any person as a result of the Sellers' actions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that the statements in the following sections of this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date:

3.1          Organization, Good Standing. The Buyer is duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite power and authority to carry on its business and to own, lease, operate and hold its properties and assets.

3.2          Authority. The Buyer has the full legal right and requisite power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein.

3.3          No Conflicts. The execution, delivery and performance by the Buyer of this Agreement will not (a) violate any provision of the Buyer's governing documents, (b) require any authorization, consent, approval, license, exemption of or filing or registration with any Governmental Body by the Buyer, except for filings under the Exchange Act, which the Buyer will make as required under the Exchange Act following the execution of this Agreement, (c) cause the Buyer to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Buyer, or (d) result in a material violation or breach of, or constitute (with or without notice or the lapse of time or both) a material default or an event of default under, or result in materially adverse consequences to the Buyer under, any indenture, mortgage, bond, contract, license, agreement, permit, instrument or other obligation to which Buyer is a party or by which the Buyer is bound or affected.

3.4          Binding Obligation. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.5          No Brokers or Finders. No broker or finder has been engaged by the Buyer in connection with the transactions contemplated in this Agreement, and no commission, finder's fees or other similar compensation or remuneration is payable to any person as a result of the

Buyer's actions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE 4

SELLERS' CONDITIONS TO CLOSING

At the Closing, the obligation of the Sellers to sell the AMPNI Shares to the Buyer is subject to the fulfillment at the Closing of the following conditions:

4.1          Representations and Warranties; Compliance. The representations and warranties of the Buyer contained in Article 3 of this Agreement shall be true and correct in all material respects at and as of such Closing as though then made, and Buyer shall have performed and complied in all material respects with all conditions and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

4.2          Legal Investment. On the Closing Date, the purchase and sale of the AMPNI Shares shall be permitted by the laws and regulations of each relevant jurisdiction.

4.3          No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened in writing that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

ARTICLE 5

BUYER'S CONDITIONS TO CLOSING

The obligation of the Buyer to purchase the AMPNI Shares from the Seller is subject to the fulfillment at the Closing of the following conditions:

5.1          Representations and Warranties; Compliance. The representations and warranties of the Sellers contained in Article 2 of this Agreement shall be true and correct in all material respects at and as of such Closing as though then made, and the Sellers shall have performed and complied in all material respects, with all conditions and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

5.2          Legal Investment. On the Closing Date, the purchase and sale of the AMPNI Shares shall be permitted by the laws and regulations of each relevant jurisdiction.

5.3          No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened in writing that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

ARTICLE 6

TERMINATION

6.1          Termination. This Agreement may be terminated by written agreement of the Sellers and the Buyer at any time.

6.2          No Further Liability. If this Agreement is terminated by the Sellers and the Buyer pursuant to this Article 6, (a) neither Party shall have any further obligation or liability under this Agreement, other than by reason of a breach or default by a Party hereunder, and (b) any monies, instruments or documents of any Party held in escrow or transferred to the other Party in connection with the transactions contemplated herein with respect to which the Closing shall not have occurred shall be immediately returned to such Party. For the avoidance of doubt, any such termination shall not have any effect whatsoever on any transactions contemplated herein with respect to which the Closing has occurred. Section 6.2 and Article 7 shall survive any termination of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1          Indemnification by Sellers. The Sellers will indemnify and hold harmless the Buyer and its directors, officers, partners, principals and affiliates with respect to any and all losses, liabilities, damages, or expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Damages") arising from the breach of any of the representations, warranties or agreements made hereunder by the Sellers or arising from Buyer enforcing its rights under this Agreement.

7.2          Indemnification by Buyer. The Buyer will indemnify and hold harmless the Sellers and their respective directors, officers, partners, principals and affiliates, as applicable, with respect to any and all Damages arising from the breach of any of the representations, warranties or agreements made hereunder by the Buyer or arising from Sellers enforcing their rights under this Agreement.

7.3          Survival. The representations, warranties and agreements of the Parties shall survive the Closing. No investigation by or any knowledge of any Party or its directors, officers, employees, agents or representatives with respect to the other Party or the AMPNI Shares or any fact, matter or circumstance shall affect or limit the representations and warranties received by that Party under this Agreement.

7.4          Expenses. Each of the Parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, except as provided in Section 7.1 and 7.2.

7.5          Satisfaction of Conditions; Further Assurances. The Parties shall use their respective commercially reasonable efforts to satisfy the closing conditions set forth herein and otherwise promptly effectuate the transactions contemplated in this Agreement as promptly as practicable. Following the Closing, the Sellers and the Buyer, promptly after the request of the other Party, will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to effectuate the transactions contemplated in this Agreement or carry out any of the provisions hereof.

7.6          Assignment. Neither this Agreement nor any of the rights or obligations herein may be assigned by the Sellers without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Sellers, and any attempt to assign this Agreement or any of the rights or obligations herein other than pursuant to the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation hereunder.

7.7          Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to the Sellers:	Dimitris G. Melisanidis 10, Akti Kondili 185 45, Piraeus Greece Leskira Holdings Co. Limited Attention: Stylianos Kostopoulos 10, Akti Kondili 185 45, Piraeus Greece
If to the Buyer:	Aegean Marine Petroleum Network Inc. 10, Akti Kondili 185 45, Piraeus Greece

With a copy (which shall
not constitute notice) to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Facsimile: 212-480-8421 Attention: Gary J. Wolfe, Esq.

or to such other place and with such other copies as either Party may designate as to itself by written notice to the other. All such notices, requests, instructions or other documents shall be deemed to have been delivered (i) in the case of personal delivery or delivery by courier, on the date of such delivery, (ii) in the case of delivery by facsimile transmission, when receipt is acknowledged and (iii) in the case of mailing, on the third business day after the posting thereof.

7.8          Counterparts. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

7.9          Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

7.10          Jurisdiction. Each of the Sellers and the Buyer (i) irrevocably submits to the co-exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Sellers and the Buyer consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address set forth in Section 7.7 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.10 shall affect or limit any right to serve process in any other manner permitted by law.

7.11          WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

7.12          Remedies. In addition to any remedies either Party may have in law, each Party shall be entitled to apply to any court of competent jurisdiction (without posting bond or other security) to enjoin any actual or threatened breach or default under this Agreement and shall also be entitled to seek specific performance of this Agreement. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at law or in equity or otherwise.

7.13          Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.14          Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.15          No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any client, customer, affiliate, stockholder, member, or partner of any Party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the Parties hereto.

 (Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf by their respective officers or other representatives thereunto duly authorized, as of the day and year above written.

SELLERS:

LESKIRA HOLDINGS CO. LIMITED

By:	/s/ Kyriacos Kyriacou
	Name:	KYRIACOS KYRIACOU
	Title:	DIRECTOR

/s/ Chrystalla Yiallourou
Name:	CHRYSTALLA YIALLOUROU
Title:	DIRECTOR

DIMITRIS MELISANIDIS

By:	/s/ Dimitris Melisanidis
	Name:	Dimitris Melisanidis
Title:

BUYER:

AEGEAN MARINE PETROLEUM NETWORK INC.

By:	/s/ E. Nikolas Tavlarios
	Name:	E. Nikolas Tavlarios
	Title:	President

(Signature Page to Stock Purchase Agreement)

Schedule 1

Sellers	AMPNI Shares Owned
Dimitris Melisanidis	1,215,000
Leskira Holdings Co. Limited	10,088,031
Total	11,303,031